EXHIBIT 99.1

PRESS RELEASE FOR LITTLE SIOUX CORN PROCESSORS, LLC

LSCP ANNOUNCES SELECTION OF SITE FOR NEW 100 MGY ETHANOL PLANT

Marcus, IA — June 29, 2006 — Little Sioux Corn Processors, LLC, acting as the general partner of LSCP, LLLP, announced today that it has acquired a real estate option on a site near Akron, Iowa in Plymouth County for its planned 100 million gallon per year coal-fired ethanol plant.  The property is located one mile south of Akron on the west side of highway 12.  The Company has commenced survey work to determine the plant’s layout on the property.

The state-of-the-art plant is expected to produce 100 million gallons of fuel-grade ethanol and 320,000 tons of distiller grains annually.  Distiller grains, a byproduct of ethanol production process, are a high-protein feed used by livestock and dairy industries.  “We feel that the construction of the plant is economic development at its finest. The plant will provide for new job creation, additional markets for local corn producers, and a stronger local economy,” said Steve Roe, President and CEO of the Company. The Company anticipates that the new plant will employ 40 full-time employees once operational and consume approximately 100,000 bushels of corn per day or 38 million bushels per year.

Construction of the plant will take approximately 14-16 months and is expected to begin in the spring of 2007 with startup operations at the plant anticipated to occur in mid-2008.  However, commencement of construction on the proposed plant is contingent on a number of factors, including final site and infrastructure development, execution of construction contracts, receipt of financing and government permits, identification and acquisition of necessary resources.  There is no assurance that these contingencies can be satisfied.

Forward Looking Statements

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company and our success with respect to the integration and consolidation.  Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors.  Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission.

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